Exhibit 10.93

LIMITED RENT GUARANTY

THIS LIMITED RENT GUARANTY (this “Guaranty”) is made as of the 30th day of December, 2004 (the “Effective Date”), by and among Marriott International, Inc., a Delaware corporation (“Guarantor”), and CNL Philadelphia Annex, LLC, a Delaware limited liability company formerly known as Courtyard Annex, L.L.C. (“Landlord”).

RECITALS:

A.
Landlord is the fee owner of that certain Courtyard by Marriott located in Philadelphia, Pennsylvania and known as the Courtyard Philadelphia Downtown (the “Hotel Property”). Landlord and City Center Annex Tenant Corporation, a Delaware corporation (“Tenant”), are parties to that certain Lease Agreement dated as of November 15, 1999 (the “Hotel Lease”) with respect to the Hotel Property. Guarantor and Landlord were parties to that certain Limited Rent Guaranty dated as of November 15, 1999 (the “Old Guaranty”) with respect to the Hotel Property, and such Old Guaranty was terminated in accordance with its terms.

B.	Guarantor owns, directly or indirectly, all of the capital stock in Tenant.

C.	The transactions contemplated by the Hotel Lease are of direct, material and substantial benefit to Guarantor.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Landlord hereby covenant and agree as follows:

SECTION 1

DEFINED TERMS

The following terms, as used in this Guaranty, shall have the meanings set forth below:

“Accounting Period” shall have the meaning given such term in the Hotel Lease.

“Additional Funded Amount” shall have the meaning given such term in Section 2.B hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i)  to vote more than fifty percent (50%) of the voting stock of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Aggregate Amount Funded” shall mean, as of any given point in time, the Amount Funded for all prior Fiscal Years plus the Amount Funded for the current Fiscal Year.

“Amount Funded” shall mean the remainder of (i) all Guaranteed Rent paid for a Fiscal Year (other than payments, after the Effective Date, of accrued but unpaid Rent for Accounting Period 12 and Accounting Period 13 of the 2004 Fiscal Year), either by Tenant pursuant to the terms of the Hotel Lease or by Guarantor pursuant to the terms of this Guaranty, less (ii) the total amount of Cash Available for Lease Payments during such Fiscal Year derived from the Hotel Property. The Amount Funded shall be calculated cumulatively for all Accounting Periods elapsed during a Fiscal Year, and shall be subject to adjustment and true-up pursuant to the provisions of Section 2 hereof. The Amount Funded for any Fiscal Year shall in no event be less than zero. Without limiting the foregoing, Amount Funded shall include Guaranteed Rent with respect to Accounting Period 1 of the 2005 Fiscal Year anticipated to be paid on or about the Effective Date.

“Applicable Laws” shall have the meaning given such term in the Hotel Lease.

“Business Day” shall have the meaning given such term in the Hotel Lease.

“Cash Available for Lease Payments” shall mean the remainder of (i) Total Hotel Sales for the Hotel Property during a given Fiscal Year, less (ii) Property Expenses for the Hotel Property for the same Fiscal Year.

“CNL” shall mean CNL Hospitality Partners, LP, a Delaware limited partnership.

“Default” and “Event of Default” shall have the respective meanings given such terms in the Hotel Lease.

“Exercise of Rights” shall have the meaning given such term in Section 6.C hereof.

“Fiscal Year” shall mean Tenant’s Fiscal Year which as of the Effective Date ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. If Tenant’s Fiscal Year is changed in the future, appropriate adjustment to this Guaranty’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the Guaranty Term or in any way reduce the payments due hereunder.

“Guaranteed Rent” shall have the meaning given such term in Section 2.A hereof.

“Guarantor” shall have the meaning given such term in the Preamble.

“Guaranty Funding Limit” shall mean Eighteen Million Four Hundred Eighty-Seven Thousand Two Hundred Sixty-Six Dollars ($18,487,266).

“Guaranty Funding Limit Notice” shall have the meaning given such term in Section 3.B hereof.

“Guaranty Term” shall have the meaning given such term in Section 3.A hereof.

“Hotel Lease” shall have the meaning given such term in the Recitals.

“Hotel Property” shall have the meaning given such term in the Recitals.

“Landlord” shall have the meaning given such term in the Preamble.

“Late Charges” shall mean late charges payable by Tenant with respect to Minimum Rent and/or Percentage Rent pursuant to Section 3.2 of the Hotel Lease.

“Legal Requirements” shall have the meaning given such term in the Hotel Lease.

“Minimum Rent” shall have the meaning given such term in the Hotel Lease.

“Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the lesser of (i) twelve percent (12%) or (ii) the maximum rate then permitted under applicable law.

“Percentage Rent” shall have the meaning given such term in the Hotel Lease.

“Persons” shall have the meaning given such term in the Hotel Lease.

“Preamble” shall mean the first paragraph of this Agreement.

“Property Expenses” shall have the meaning given such term in Exhibit A attached hereto.

“Recitals” shall mean paragraphs A through C under the heading “Recitals” in this Agreement.

“Rent” shall have the meaning given such term in the Hotel Lease.

“Repaid Amount” shall have the meaning given such term in Section 2.B hereof.

“Repossession” shall have the meaning given such term in Section 6.C hereof.

“Retroactive Period” shall have the meaning given such term in Section 3.C hereof.

“Retroactive Reduction Event” shall have the meaning given such term in Section 3.C hereof.

“Security Deposit” shall have the meaning given such term in the Hotel Lease.

“Tenant” shall have the meaning given such term in the Recitals.

“Total Hotel Sales” shall have the meaning given such term in the Hotel Lease.

“Transfer” shall have the meaning given such term in the Hotel Lease.

SECTION 2

GUARANTY

A.
Subject to the terms, provisions and limitations of this Guaranty, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Landlord the full, complete and timely payment to Landlord of all Minimum Rent, Percentage Rent, and applicable Late Charges (collectively, “Guaranteed Rent”) as and when such amounts become due and payable in accordance with the Hotel Lease during the Guaranty Term, without deduction, reduction or credit by reason of any set-off (except to the extent of any set-offs to which Tenant is expressly entitled pursuant to the terms of the Hotel Lease); provided, however, that the Aggregate Amount Funded shall in no event exceed the Guaranty Funding Limit. Subject to the terms, provisions and limitations of this Guaranty, this Guaranty is an absolute, irrevocable and unconditional guaranty of payment. For purposes hereof, and notwithstanding anything to the contrary contained in the Hotel Lease, it is expressly understood and agreed that the Guaranteed Rent guaranteed hereunder shall not include any sums for damages arising from an Event of Default or termination of the Hotel Lease, specifically including damages computed on the basis of the acceleration of any Rent due under the Hotel Lease, it being understood and agreed that Guarantor’s agreement to pay Guaranteed Rent hereunder shall not exceed the amount of Minimum Rent, Percentage Rent and applicable Late Charges payable during the Guaranty Term in accordance with the Hotel Lease. Any defense, claim, counterclaim or offset that would be available to Tenant under the Hotel Lease or applicable law arising as a result of Landlord’s failure to mitigate damages pursuant to the terms of Section 12.2 of the Hotel Lease shall, notwithstanding anything to the contrary contained in Section 16.A hereof, likewise be available to and for the benefit of Guarantor (but Landlord’s failure to mitigate damages will not serve as a basis, standing alone, for termination of this Guaranty).

B.
Guarantor shall pay the Guaranteed Rent, in amounts required hereunder, within ten (10) Business Days after Landlord provides notice hereunder to Guarantor of Tenant’s failure to pay such amounts; provided, however, that in the event of an Exercise of Rights or Repossession, the above-referenced period of “ten (10) Business Days” shall be “twenty (20) Business Days.” During the course of each Fiscal Year, the Guaranteed Rent and the Amount Funded will be calculated for each Accounting Period within such Fiscal Year (on a cumulative basis for all Accounting Periods then elapsed during such Fiscal Year). The actual Guaranteed Rent and Amount Funded shall be trued-up and adjusted after each Accounting Period (and after each Fiscal Year), based on the actual cumulative Minimum Rent, Percentage Rent, Late Charges and Cash Available for Lease Payments through such Accounting Period (or through the end of such Fiscal Year, as the case may be). Guarantor and Landlord shall cooperate with respect to each such true-up calculation and shall promptly share all calculations and determinations relating thereto or resulting therefrom.

1.
If any such true-up calculation demonstrates that Guarantor overfunded the Guaranteed Rent during the applicable period, Landlord shall repay to Guarantor the amount of such overfunding (any such repaid amount, or offset and reduced amount, as provided herein, the “Repaid Amount”) within five (5) Business Days after the first to occur of (i) Landlord’s actual knowledge of the occurrence of such overfunding and the amount thereof, or (ii) Landlord’s receipt of notice from Guarantor identifying the amount of such overfunding; provided, however, in lieu of such payment, Guarantor may, at its election, upon notice to Landlord, offset and reduce (or cause Tenant to offset and reduce) the amount of Guaranteed Rent otherwise payable by Guarantor hereunder (or by Tenant under the Lease, as the case may be) by the amount of such overfunding or any portion thereof. The parties agree that (a) the total amount of the Amount Funded shall be reduced by any such Repaid Amount; (b) such Repaid Amount shall be treated, for purposes of this Guaranty, as if it was never funded by Guarantor; and (c) such Repaid Amount shall not be included in the calculation of Aggregate Amount Funded for purposes of determining whether the Guaranty Funding Limit has been reached pursuant to Section 3.A.1 hereof.

2.
If any such true-up calculation demonstrates that Guarantor underfunded the Guaranteed Rent during the applicable period, Guarantor shall pay to Landlord the amount of any such underfunding (any such additional payment, the “Additional Funded Amount”) within five (5) Business Days after the first to occur of (i) Guarantor’s or (except in the case of an Exercise of Rights or a Repossession) Tenant’s actual knowledge of the occurrence of such underfunding and the amount thereof, or (ii) Guarantor’s receipt of notice from Landlord identifying the amount of such underfunding. Landlord’s failure to provide such notice with respect to Additional Funded Amounts within any specific time period shall not be a waiver of Landlord’s rights under this Guaranty. The parties agree that any amounts funded by Guarantor as Additional Funded Amounts shall be added to, and shall be treated for all purposes hereunder as, Amount Funded.

3.
Notwithstanding anything in this Section 2.B to the contrary, nothing herein shall require (or be deemed to require) Guarantor to pay any Percentage Rent prior to the time such Percentage Rent is payable in accordance with the provisions of the Hotel Lease.

C.
In the event Guarantor and Tenant should each pay the same Guaranteed Rent to Landlord (i.e., Guarantor funds a portion of the Guaranteed Rent pursuant to the provisions hereof and Tenant funds the same amounts from the Hotel Property), (i) Landlord shall return to Guarantor the amounts that were paid by Guarantor within five (5) Business Days after the first to occur of (a) Landlord’s actual knowledge of the occurrence of such payment and the amount thereof, or (b) Landlord’s receipt of notice from Guarantor identifying the amount of such payment; (ii) the total amount of the Amount Funded shall be reduced by any such repaid amounts; (iii) such repaid amounts shall be treated, for purposes of this Guaranty, as if they were never funded by Guarantor; and (iv) such repaid amounts shall not be included in the calculation of Aggregate Amount Funded for purposes of determining whether the Guaranty Funding Limit has been reached pursuant to Section 3.A.1 hereof.

D.
Subject to the terms, provisions and limitations of this Guaranty, this Guaranty is a continuing Guaranty and shall remain in full force and effect until the indefeasible satisfaction and discharge in full of Guarantor’s obligations hereunder.

SECTION 3

GUARANTY TERM

A.	The term of this Guaranty (the “Guaranty Term”) shall be the period commencing on the Effective Date and ending on the earliest to occur of:

	1.	the first date on which the Aggregate Amount Funded equals the Guaranty Funding Limit, subject to the provisions of Section 3.C below;

	2.	December 31, 2006;

3.
the date on which any Transfer of the fee interest in the Hotel Property occurs to any Person that is not an Affiliate of CNL, or any other Transfer of the Hotel Property occurs in violation of Section 15 of the Hotel Lease;

4.
the date on which Landlord is a Person which is not an Affiliate of CNL, or any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, by merger, operation of law or otherwise, in a single transaction or a series of transactions, of any interest in Landlord or any Person having an interest, directly or indirectly, in Landlord, occurs in violation of Section 15 of the Hotel Lease; or

5.
the date on which a termination of the Hotel Lease occurs pursuant to the terms of the Hotel Lease, other than a termination due to an Event of Default by Tenant (except that Minimum Rent and applicable Late Charges accrued up to the date of such termination and unpaid shall be and remain guaranteed amounts hereunder until paid).

B.
To confirm that the Aggregate Amount Funded equals or exceeds the Guaranty Funding Limit, Guarantor shall send a notice (the “Guaranty Funding Limit Notice”) to Landlord, which notice shall include (a) a certificate of an officer of Guarantor affirming the accuracy and completeness of the Aggregate Amount Funded determination of Guarantor, and (b) a copy of the calculation of the Aggregate Amount Funded determination of Guarantor. Landlord, at its sole cost and expense (except as provided hereinbelow), shall be entitled to perform an independent audit to confirm the accuracy of any such determination submitted by Guarantor, provided Landlord provides notice to Guarantor of its intent to perform such audit within ninety (90) days after Guarantor’s giving of the Guaranty Funding Limit Notice to Landlord. If Landlord timely notifies Guarantor of its intent to audit, such audit shall be commenced not later than ninety (90) days after Landlord’s giving of notice of its intent to audit to Guarantor, and completed within a commercially reasonable period of time thereafter; provided, however, that Landlord shall have such longer period to complete such audit as may be reasonably required as a result of Guarantor’s or its Affiliates’ failure or delay in cooperating, as reasonably requested by Landlord, in connection with such audit. If such independent audit establishes that the Aggregate Amount Funded did not equal or exceed the Guaranty Funding Limit, the Guaranty Term shall not end pursuant to Section 3.A.1, but shall continue, subject nevertheless to all of the terms and conditions hereof (including without limitation Section 3.A) and the reasonable third-party costs of such audit shall be borne by Guarantor.

C.
The parties acknowledge that, based on the foregoing provisions, it is possible that the Guaranty Term will expire in the middle of a Fiscal Year pursuant to Section 3.A.1, but that, based on a subsequent Accounting Period or Fiscal Year true-up undertaken pursuant to Section 2.B with respect to such Fiscal Year and a resulting payment of a Repaid Amount, the Aggregate Amount Funded will again be reduced below the Guaranty Funding Limit (such occurrence, a “Retroactive Reduction Event”). The parties agree that, upon the occurrence of a Retroactive Reduction Event, the following shall occur:

1.
The provisions of this Guaranty shall apply retroactively to the period (the “Retroactive Period”) between (i) the date on which the Guaranty Term initially expired pursuant to Section 3.A.1 and (ii) the earlier to occur of (x) the date on which the Guaranty Term again expires pursuant to the reapplication of the provisions of Section 3.A (and subject to the reapplication of Section 3.C) or (y) the last day of (as applicable) the Accounting Period or the Fiscal Year for which the true-up described in the first paragraph of Section 3.C occurred.

2.
If the Retroactive Period does not expire pursuant to Section 3.C.1(ii)(x) above, the Guaranty Term shall again become effective commencing with the first (1st) Accounting Period immediately following (as applicable) the Accounting Period or the Fiscal Year for which the true-up described in the first paragraph of Section 3.C occurred and shall remain in effect subject to the reapplication of the provisions of Section 3.A.

3.
If (i) the Retroactive Period expires pursuant to Section 3.C.1(ii)(x) above, or (ii) the Fiscal Year true-up undertaken pursuant to Section 2.B with respect to the Fiscal Year during which the Guaranty Term initially expired pursuant to Section 3.A.1 (or subsequently expires pursuant to Section 3.C.1 and this Section 3.C.3) determines that, based on actual results for such Fiscal Year, the Aggregate Amount Funded by Guarantor through such Fiscal Year equaled or exceeded the Guaranty Funding Limit, then the provisions of Section 3.C.2 shall not be effective.

SECTION 4

CONSENT TO HOTEL LEASE

Guarantor hereby unconditionally acknowledges, agrees and consents to the terms, covenants and conditions of the Hotel Lease.

SECTION 5

WAIVERS BY GUARANTOR

Guarantor hereby waives notice of acceptance of this Guaranty by Landlord and any and all notices and demands of every kind and description which may be required to be given by any statute or rule of law. Guarantor agrees that the liability of Guarantor hereunder shall in no way be affected, diminished, or released by (i) any forbearance or indulgence which may be granted to Tenant (or to any successor thereto or to any Person which shall have assumed the obligations thereof), or (ii) any waiver or amendment of any term, covenant or condition in the Hotel Lease, or (iii) the acceptance of additional security.

SECTION 6

ENFORCEMENT

A.
Subject to the terms and provisions of this Section, Guarantor agrees that this Guaranty may be enforced by Landlord without enforcing any rights it may have against any other Person or any collateral or against Guarantor under any separate agreement. Guarantor further agrees that nothing herein contained shall prevent Landlord from suing on the Hotel Lease, or from exercising any other right available to Landlord under the Hotel Lease. The exercise of any of the aforementioned rights shall not constitute a legal or equitable discharge of Guarantor, it being the purpose and intent of Guarantor that its obligations under this Guaranty shall be absolute and unconditional until the termination of this Guaranty pursuant to the terms of this Guaranty. Guarantor’s covenants and agreements set forth in this Section shall survive the expiration or termination of this Guaranty.

B.
Guarantor agrees, as principal obligor and not as a guarantor only, to pay to Landlord forthwith upon demand, in immediately available funds, all costs and expenses to third parties (including court costs and reasonable legal fees and expenses) incurred or expended by Landlord in connection with the enforcement of this Guaranty, together with interest on amounts recoverable under this Guaranty, from the time such amounts become due until payment, at the Overdue Rate. Guarantor’s covenants and agreements set forth in this Section shall survive the expiration or termination of this Guaranty and shall be due and payable notwithstanding, and may in fact exceed, any and all limits set forth in this Guaranty.

C.
Notwithstanding any term or provision contained in this Guaranty to the contrary, in the event Landlord or any other Person shall become the record or beneficial owner of the issued and outstanding shares of stock of Tenant, pursuant to the exercise of rights (the “Exercise of Rights”) contained in that certain Stock Pledge Agreement dated November 15, 1999 between Courtyard Management Corporation, a Delaware corporation, as pledgor, and Landlord, as pledgee, or upon the repossession and/or reletting of the Hotel Property by or on behalf of Landlord (“Repossession”), this Guaranty shall be modified, effective as of the date which is the earlier of (x) the date of the Exercise of Rights and (y) the date of the Repossession, as follows:

1.
For purposes of determining the amount of Guaranteed Rent for which Guarantor is liable hereunder, Tenant shall be conclusively deemed to have paid to Landlord all of the Cash Available for Lease Payments for the Hotel Property;

2.
Landlord shall cause Tenant (or, in the event of a Repossession, any other party in control of the Hotel Property) to supply to Guarantor all information as Guarantor may reasonably request in writing to aid Guarantor in determining the Amount Funded and Cash Available for Lease Payments;

3.
Landlord shall thereafter pay to Guarantor any Security Deposit (not theretofore applied by Landlord in accordance with the terms of the Hotel Lease) at such time or times as, and to the extent that, such Security Deposit would otherwise be owing and due to Tenant, its successors or assigns, subject to the provisions of the Hotel Lease; and

4.
Guarantor’s obligation to pay Late Charges shall be limited to those Late Charges which accrue only from and after the twentieth (20th) Business Day following notice of the non-payment of Rent as provided in Section 2.B hereof.

SECTION 7

CLAIMS BY GUARANTOR AGAINST TENANT

Nothing hereunder contained shall operate as a release or discharge, in whole or in part, of any claim of Guarantor against Tenant by subrogation or otherwise, by reason of any act done or any payment made by Guarantor pursuant to the provisions of this Guaranty; but all such claims shall be subordinate to the claims of Landlord.

SECTION 8

FAILURE TO FUND BY GUARANTOR

If Guarantor is required to provide funds to Landlord pursuant to this Guaranty and fails to do so at such time Guarantor is required to do so hereunder, Landlord may provide Guarantor with a default notice (a “Default Notice”). Interest at the Overdue Rate shall accrue and be due and owing by Guarantor to Landlord for any Guaranteed Rent not paid when due (which interest shall accrue from the date on which such amounts were required to be funded hereunder until the date on which such amounts are actually funded). If Guarantor fails to provide to Landlord the funds it is required to provide pursuant to this Guaranty within four (4) Business Days after receiving a Default Notice (a “Cure Period”), any default of Landlord under the Hotel Lease, or any other agreement between Landlord, Guarantor and/or Tenant, to the extent caused by such Guarantor default, shall be deemed waived until such time as Guarantor has cured such non-payment by Guarantor. Landlord’s failure to provide a Default Notice with respect to amounts required to be funded by Guarantor hereunder within any specific time period shall not be a waiver of Landlord’s rights under this Guaranty at such time as it does provide a Default Notice with respect to such amounts. Guarantor’s covenants and agreements set forth in this Section shall survive the expiration or termination of this Guaranty.

SECTION 9

NOTICES

Notices, statements and other communications to be given under the terms of this Guaranty shall be in writing and delivered by hand against receipt or sent by certified or registered mail or Express Mail service, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Landlord:	Courtyard Annex, L.L.C.
c/o CNL Hospitality Corp.
450 South Orange Avenue
Orlando, Florida 32801-3336
Attn: Senior Vice President of Portfolio Management
Phone: (407) 650-1149
Fax: (407) 650-1085
and
Attn: Chief Accounting Officer
Phone: (407) 540-2563
Fax: (407) 650-1085

with copy to:	CNL Hospitality Corp.
450 South Orange Avenue
Orlando, Florida 32801-3336
Attn: Office of General Counsel
Phone: (407) 650-1592
Fax: (407) 650-1085
and
Lowndes Drosdick Doster Kantor & Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attn: William T. Dymond, Jr., Esquire
Phone: (407) 843-4600
Fax: (407) 843-4444

to Guarantor:	Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Department 52.923.27 - Hotel Operations
Phone: (301) 380-9555
Fax: (301 380-6727

with copy to:	Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Attn: Department 51/911 - Lodging Financial Analysis
Phone: (301) 380-7301
Fax: (301 380-1074

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be.

SECTION 10

APPLICABLE LAW; JURISDICTION

This Guaranty shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (i) where any such instrument is executed or delivered; or (ii) where any payment or other performance required by any such instrument is made or required to be made; or (iii) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Maryland; or (vii) any combination of the foregoing. The parties acknowledge, consent and agree that any United States District Court for the District of Maryland and any court of competent jurisdiction in the State of Maryland shall have jurisdiction in any proceeding instituted to enforce this Guaranty or any provision hereof and any objections to venue are hereby waived.

SECTION 11

BINDING EFFECT

The rights, powers, privileges, and discretions (hereinafter referred to as the “rights”) to which the parties may be entitled hereunder shall inure to the benefit of each of their respective permitted successors and assigns. All the rights of the parties herein are cumulative and not alternative and may be enforced successively or concurrently. Failure of any party to exercise any of its rights shall not be deemed a waiver thereof, and no waiver of any of a party’s rights shall be deemed to apply to any other rights. The terms, covenants, and conditions of, or imposed upon, each party herein shall be binding upon the permitted successors and assigns of such party.

SECTION 12

SEVERABILITY

In case any provision (or any part of any provision) contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect (an “Unlawful Provision”), such Unlawful Provision shall not affect any other provision (or remaining part of the affected provision) of this Guaranty, but this Guaranty shall be construed as if such Unlawful Provision had never been a part of this Guaranty unless such Unlawful Provision materially affects the benefits and burdens anticipated by the parties in entering into this Guaranty.

SECTION 13

GRAMMAR

When used herein, the singular shall include the plural; the plural the singular; and the use of any gender shall be applicable to all genders.

SECTION 14

TIME OF THE ESSENCE

Time is of the essence in the performance of the obligations and undertakings of the parties hereto.

SECTION 15

CAPTIONS

The captions appearing in this Guaranty are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the sections of this Guaranty or in any way affect this Guaranty.

SECTION 16

MISCELLANEOUS

A.
Unenforceability of Guaranteed Obligations, Etc. If Tenant is for any reason (other than by reason of any written waiver or discharge) under no legal obligation to pay any of the Guaranteed Rent, or if any other moneys included in the Guaranteed Rent have become unrecoverable from Tenant by operation of law or for any other reason, the obligations of Guarantor contained in this Guaranty shall nevertheless remain in full force and effect and shall be binding upon Guarantor.

B.
Consents and Waivers. Guarantor hereby acknowledges receipt of a correct and complete copy of the Hotel Lease, and consents to all of the terms and provisions thereof, as the same may be from time to time hereafter amended or changed in accordance therewith, and waives (a) notice of any default hereunder and any default, breach or nonperformance or any Default or Event of Default with respect to any of the Guaranteed Rent under the Hotel Lease, (b) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies against Tenant, under or pursuant to the Hotel Lease, or any agreement directly or indirectly relating thereto and any requirements of diligence or promptness on the part of Landlord in connection therewith, and (c) to the extent Guarantor lawfully may do so, any and all demand and notices of every kind and description with respect to the foregoing or which may be required to be given by any statute or rule of law and any defense of any kind which it may now or hereafter have with respect to this Guaranty, the Hotel Lease or the Guaranteed Rent guaranteed hereunder; provided, however, that after any Exercise of Rights by Landlord, Landlord shall not amend the Hotel Lease to increase the amount of Guaranteed Rent payable thereunder, or the dates on which such Guaranteed Rent becomes due, or any other provisions of the Hotel Lease affecting the payment (or non-payment) of Guaranteed Rent, or affecting Landlord’s duty to mitigate damages thereunder, without Guarantor’s prior written consent, and Landlord shall give Guarantor copies of any Notices of Default given pursuant to the Lease.

C.
No Impairment. The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall not be affected or impaired by any waiver by Landlord of all of the Guaranteed Rent or the performance or observance by Tenant of any of the agreements, covenants, terms or conditions contained in the Hotel Lease or any indulgence in or the extension of the time for payment or performance by Tenant of any amounts payable under or in connection with the Hotel Lease or any other instrument or agreement relating to the Guaranteed Rent or of the time for performance by Tenant of any other obligations under or arising out of any of the foregoing or the extension or renewal thereof, or the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of Tenant set forth in the Hotel Lease (subject to the proviso in Section 16.B applicable after any Exercise of Rights by Landlord), or the voluntary or involuntary sale or other disposition of all or substantially all the assets of Tenant or insolvency, bankruptcy, or other similar proceedings affecting Tenant or any assets of Tenant, or the release or discharge of Tenant from the performance or observance of any agreement, covenant, term or condition contained in any agreement, covenant, term or condition contained in any of the foregoing by operation of law, or any other cause, whether similar or dissimilar to the foregoing.

D.
Reimbursement, Subrogation, Etc. Guarantor hereby covenants and agrees that it shall not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against Tenant or any other Person with respect to the Guaranteed Rent prior to the payment in full of the obligations of Tenant under the Hotel Lease. Until all obligations of Tenant under the Hotel Lease shall have been paid and performed in full, Guarantor shall have no right of subrogation, and Guarantor waives any defense it may have based upon any election of remedies by Landlord which destroys Guarantor’s subrogation rights or Guarantor’s rights to proceed against Tenant for reimbursement, (including, without limitation, any loss of rights Guarantor may suffer by reason of any rights, powers or remedies of Tenant in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the indebtedness to Landlord). If, notwithstanding such waiver, any funds shall be paid or transferred to Guarantor on account of such subrogation, contribution, or other similar rights at any time when all of the obligations of Tenant have not been paid in full, Guarantor shall hold such funds in trust for Landlord and shall forthwith pay over Landlord such funds to be applied by Landlord to the obligations of Tenant.

E.
Continuing Enforcement. If, after receipt of any payment under this Guaranty, Landlord is compelled or agrees, for settlement purposes, to surrender such payment to any Person relating to Guarantor’s insolvency, bankruptcy or inability to pay its debts as they become due or as a direct result of Guarantor’s actions (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), Guarantor’s obligation to fund under this Guaranty shall continue (subject to such other limitations as are set forth herein) as if the payment (which was so surrendered) had not been made. The provisions of this Section shall survive the termination of this Guaranty.

F.
Remedies Cumulative. No remedy herein conferred upon a party hereto is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity (including, without limitation, the right to seek the remedy of specific performance) or by statute or otherwise.

G.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

H.	Counterparts. The parties agree that this Guaranty may be signed and delivered in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guaranty with the intention of creating an instrument under seal.

GUARANTOR:

Marriott International, Inc.,
a Delaware corporation

By:	/s/ Timothy J. Grisius (SEAL)
Timothy J. Grisius
Authorized Signatory

LANDLORD:

CNL Philadelphia Annex, LLC,
a Delaware limited liability company

By:	/s/ Barry A.N. Bloom (SEAL)
Name: Barry A.N. Bloom
Title: Senior Vice President

Tenant has executed this Guaranty solely for the purpose of agreeing to the waiver contained in Section 8 of this Guaranty.

TENANT:

City Center Annex Tenant Corporation,
a Delaware corporation

By: /s/ Timothy J. Grisius (SEAL)
Name: Timothy J. Grisius
Title: Vice President

LIMITED RENT GUARANTY

EXHIBIT A

Property Expenses

The Term “Property Expenses” shall mean, for the requisite period, the sum of the following items (capitalized terms not otherwise defined in the Guaranty shall have the respective meanings given such terms in the Hotel Lease).

1.
the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs relating to employees of Tenant and/or the Manager (the foregoing costs shall not include salaries and other employee costs of executive personnel of Tenant and/or the Manger who do not work at the Hotel Property on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel assigned to a “cluster” of hotels which includes the Hotel Property);

2.
departmental expenses incurred at departments within the Hotel Property; administrative and general expenses; the cost of marketing incurred by the Hotel Property; advertising and business promotion incurred by the Hotel Property; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations not paid from the Reserve;

3.	the cost of Inventories and FAS consumed in the operation of the Hotel Property;

4.	a reasonable reserve for uncollectible accounts receivable as determined by the Tenant and/or Manager;

5.	all costs and fees of independent professionals or other third parties who are retained by Tenant and/or Manager to perform services required or permitted hereunder;

6.
all costs and fees of technical consultants and operational experts who are retained or employed by Tenant, Manager and/or Affiliates of the Tenant or Manager for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Hotel Property at training and manpower development programs sponsored by Tenant and/or Manager;

7.	the fees and other charges paid pursuant to the terms of the Franchise Agreement, including all franchise fees and royalty fees;

8.	insurance costs and expenses as provided in Article 9 of the Hotel Lease;

9.	payments made into the Reserve pursuant to Section 5.1.2 of the Hotel Lease;

10.	payments of Impositions pursuant to the Hotel Lease; and

11.
such other costs and expenses incurred by Tenant and/or Manager as are specifically provided for elsewhere in the Hotel Lease or are otherwise reasonably necessary for the proper and efficient operation of the Hotel Property; provided, however, it shall not include any fees paid to the Manager pursuant to the terms of any Management Agreement.

Goods and services purchased and expenses incurred for a group or cluster of hotels including the Hotel Property shall be allocated on an equitable basis.